Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bank of the Ozarks, Inc. of our report dated March 9, 2006, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Bank of the Ozarks, Inc., included in the 2007 Annual Report to Shareholders of Bank of the Ozarks, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-32173) pertaining to the Bank of the Ozarks, Inc. Stock Option Plan, (Form S-8 No. 333-74577) pertaining to the Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan, and (Form S-8 No. 333-32175) pertaining to the Bank of the Ozarks, Inc. Non-employee Director Stock Option Plan, of our report dated March 9, 2006, with respect to the consolidated statements of income, stockholders’ equity, and cash flows of Bank of the Ozarks, Inc., incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Dallas, Texas
March 10, 2008